UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of Earliest Event Reported):  July 16, 2002

                                    PSC INC.
               (Exact name of Company as specified in its charter)

         New York                   0-9919                   16-0969362
-------------------------    ---------------------    -------------------------

     (State or other
     jurisdiction of                                       (I.R.S. Employer
      incorporation)         (Commission File No.)       Identification No.)

            111 S.W. Fifth Avenue, Suite 4100, Portland, Oregon 97204
                    (Address of Principal Executive Offices)

                                 (503) 553-3920
              (Registrant's telephone number, including area code)

                                 Not Applicable
         (Former name or former address, if changed since last report.)

Item 4:  Changes In Registrant's Certifying Accountants

Arthur Andersen LLP was previously the principal accountants for PSC Inc. On July 16, 2002, that Firm's appointment as principal accountants was terminated. The decision to terminate the accountants was approved by the Board of Directors.

In connection with the audits of the two fiscal years ended December 31, 2001 and the subsequent interim period through July 16, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

The audit reports of Arthur Andersen LLP on the consolidated financial statements of PSC Inc. and subsidiaries as of and for the years ended December 31, 2001 and 2000, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows:

     Arthur Andersen LLP's report on the consolidated financial statements of PSC Inc. and subsidiaries as of and for the years end December 31, 2001 and 2000, contained a separate paragraph stating "the Company has incurred recurring losses from operations, has undergone repeated re-negotiations with its lenders of senior and subordinated indebtnesses, and has a significant working deficit. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note. 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern."

We have not been able to obtain a letter from Arthur Andersen LLP as required by
Item 304(a)(3) of Regulation S-K. Arthur Andersen LLP has indicated that they are no longer in a position to provide such a letter.



                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed for and on its behalf by the undersigned hereunto duly authorized.


                              PSC Inc.



DATE:  July 29, 2002         By: /s/ Edward J. Borey
                                ------------------------------------
                                Edward J. Borey
                                President, Chief Executive Officer and Director


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